090403

090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20160492747-82
Barbara K. Cegavske	Filing Date and Time 11/09/2016 12:39 PM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0468092016-5

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Chee Corp.

2. Description of the original document for which correction is being made:

Articles of Incorporation

3. Filing date of the original document for which correction is being made: 10/26/2016

4. Description of the inaccuracy or defect:

Article 4 and Article 7 has the name listed incorrectly.

5. Correction of the inaccuracy or defect:

4. Names and addresses of the Board of Directors/Trustees:
1. Da Wei Jiang, Environmental Protection District, Building 15 # Unit 3, Room 302, Haiyang City, 265100 China

7. Name and address of the incorporator:
Da Wei Jiang, Environmental Protection District, Building 15 # Unit 3, Room 302, Haiyang City, 265100 China

6. Signature:

X [signature]

Authorized Signature

Director
Title *

11/08/2016
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.